DCM
STRUCTURED FINANCE

84 Grosvenor Street, London W1K 3JZ
tel: +44 (0)20 7355 7600 **fax:** +44 (0)20 7355 7601

Searchlight Minerals Corp.

2441 West Horizon Ridge Parkway,

#120 Henderson,
Nevada 89052

For the attention of: Ian McNeil

6 September 2007

Dear Ian,

Clarkdale Gold Project – Financing Advisory

DCM Structured Finance Limited ("**DCMSF**") is pleased to set out in this letter ("**Letter of Engagement**") the terms and conditions on which DCMSF is willing to advise on the Financing (as herein defined) of the processing and extraction of minerals from a copper smelter slag located in Clarkdale, Arizona (the "**Project**").

SCOPE OF ENGAGEMENT

DCMSF is engaged by Searchlight Minerals Corp. (the "**Company**") as financial advisor in relation to the Project (the "**Engagement**").

The parties hereby acknowledge and agree that the relationship between the parties contemplated hereunder constitutes a non-exclusive engagement, and that the Company may, in its sole discretion, engage other financial advisors, not introduced to or referred to the Company by DCMSF, to provide Advisory Services (as herein defined), or services and functions similar to the Advisory Services and any other services or functions, if any, being provided by DCMSF under this letter during the term of this engagement. Notwithstanding the foregoing, it is agreed and understood by the parties hereto that, during the term of this agreement, with respect to any introduction made by DCMSF to the Company of an Investment Source (as herein defined), DCMSF will be entitled to the compensation outlined under the heading "Remuneration" in respect of any Financing completed by the Company with such Investment Source.

In this letter:

"**Financial Close**" means the date on which all conditions precedent to the initial disbursement of funds on a Financing have been satisfied.

"**Finance Documents**" means documents prepared in connection with a Financing including, but not limited to, a facilities agreement, subscription agreement or private placement agreement in form and substance satisfactory to DCMSF and the Company.

TERMS OF REFERENCE

DCMSF's commitment will commence upon the formal acceptance of this Letter of Engagement by the Company. During the period of engagement DCMSF's role will include the provision of the following advisory services with respect to the Project (the "**Advisory Services**"):

1. Advise and assist the Company in assessing and verifying the financial aspects and the financial results presented in pre-feasibility studies of the Project on an ongoing basis;
2. Advise and assist in the appointment of other advisors for the Project (based on a list of potential advisors provided by DCMSF, the Company will make the final choice in agreement with DCMSF), including preparation of the related scope of work;
3. Advise and assist in analysing Project risks, including technological, completion, credit, interest rate risks and advise on how to mitigate such risks;
4. Advise and assist in the development and validation of a financial model for the Project including, among others, performing sensitivity analysis on assumptions such as costs, product prices, rate and maturity of debt, debt to equity ratio, debt coverage ratios, macro economic factors, taking into account aspects provided by other Project advisors;
5. Advise and assist in the commercial and contractual negotiations related to the Project, and assess the bankability of the relevant agreements (including construction contracts and any Project agreements having a material impact on the financial structure of the Project) in the framework of the Financings' structure and under terms acceptable to the Company;
6. Advise and assist in evaluating the optimal Project capital structure, assessing and verifying the financial feasibility of the Project, financial instruments, security package and expected financing terms and conditions, optimisation of the appropriate debt and equity structures;
7. Advise and assist in identifying potential financing sources, including commercial banks, international capital markets (e.g. the debt private placement market), and strategies necessary or desirable in order to implement such Financing;
8. Advise and assist in the preparation of such offering circulars, initial private placement memoranda, initial bank information memoranda, or other written materials as may be necessary in connection with the Financing;
9. Finalise funding commitments;
10. Negotiate security sharing arrangements between banks if appropriate;

11. Negotiate the Finance Documents and security package inclusive of their respective documentation;

12. Co-ordinate the achievement of Financial Close and the assistance to be provided by the respective agents in meeting the requirements of conditions precedent under each of the credit facilities; and

13. Such other services as may from time to time be agreed upon in writing between the Company and DCMSF, which are ancillary to any of the above.

REMUNERATION

In consideration of providing the Advisory Services, the Company hereby agrees to pay to DCMSF the fees and reimbursements as set out below and issue to DCMSF the securities as set out below (the "**Success Fee**"). All amounts below are stated net of any applicable sales, value added or withholding taxes.

a) An advisory success fee equal to one percent (1.0%) of the total principal amount of financing (a "**Financing**") received by the Company from any source (an "**Investment Source**") introduced or referred by DCMSF to the Company, including, but not limited to, commercial banks and international capital markets, in connection with the Project, or any investment made by a strategic investor or provider of quasi equity (e.g. convertible debt) in connection with a Financing, such fee being due at the date of Financial Close, provided that, all negotiations will be conducted by the Company with DCMSF's assistance as requested, and that the Company will not be obligated to proceed with any investment and/or relationship of any nature or kind unless and until approved by the Company's Board of Directors, and that no fees shall be due and payable hereunder unless and until the Company's Board of Directors agrees to such investment, enters into and exchanges mutually acceptable transactional documents with the introduced Investment Source and the funds are received and/or the transaction consummated.

b) One half of one percent (0.5%) of one stock purchase warrant (a "**DCMSF Warrant**") for each USD 1.00 of the total principal amount received by the Company pursuant to any equity or non-equity Financing. Each one full DCMSF Warrant shall entitle DCMSF to purchase one restricted share of the Company's common stock at a price equal to the closing price of the Company's shares of common stock on the OTC Bulleting Board on the date this Letter of Engagement is executed by all the parties hereto. The DCMSF Warrants shall be issuable to DCMSF, subject to compliance with applicable U.S. securities laws, on the date of Financial Close for the particular Financing.

These fees are independent of any underwriting, placement or participation fees paid or to be paid to any investors, lenders or arrangers of capital markets instruments, the amount of which shall be subject to mutual agreement at the time of such underwriting, placement or participation, depending inter alia on market conditions and final debt structure. Each of the fees shall be payable in US Dollars and shall be non-refundable when paid.

The Company and DCMSF agree that the fees described above are based on the scope of this Letter of Engagement necessary to reach Financial Close successfully. In the event of a material change in the scope or timetable of the Engagement after the Company's acceptance of this letter, the Company agrees, upon the request of DCMSF, to enter into discussions with DCMSF with the mutual intent to agree on the appropriate manner to provide for an equitable adjustment to the amount and/or timing of fees payable to DCMSF hereunder.

CHANGE IN CONTROL

In the event of a Change in Control (as defined below) where, after such Change in Control, the Company refuses to proceed to Financial Close with respect to any financing offer that was introduced or referred by DCMSF to the Company prior to the Change in Control and was accepted by the Company prior to the Change in Control (an **"Accepted Financing"**), the Company and any relevant Project Company (as defined below) shall be jointly and severally liable to pay to DCMSF the following:

a) A fee equal to one half of one percent (0.5%) of the total principal amount of the Accepted Financing; and

b) One half of one percent (0.5%) of one DCMSF Warrant (as defined above) for each USD 1.00 of the total principal amount of the Accepted Financing,

(collectively, the **"Termination Payment"**).

Notwithstanding the above, DCMSF shall not be entitled to the Termination Payment in the event that DCMSF is entitled to any Success Fee in respect of the Accepted Financing under the terms of this Letter of Engagement.

A **"Change in Control"** means the acquisition of greater than fifty percent (50%) of the outstanding shares of the Company, or any other corporation owned by the Company that legally or beneficially owns the Project (a **"Project Company"**), by any person (or group of persons acting together) that does not, at the date of this Letter of Engagement, currently own greater than fifty percent (50%) of the outstanding shares of the Company or the relevant Project Company.

EXPENSES

The Company will reimburse to DCMSF all properly documented, reasonable costs and expenses incurred by it starting from the date of this agreement in connection with the services being performed under this letter including, without limitation, the reasonable fees and disbursements of external advisors associated with this engagement whether or not a financing is consummated. DCMSF shall provide the Company with an overall estimated budget for costs and expenses divided quarterly. Prior to each new quarter, DCMSF shall obtain the relevant approval by the Company. DCMSF will not incur out of pocket expenses for any amount exceeding the initial agreed estimated quarterly budget except with the prior written approval of the Company.

DCMSF will not appoint any external advisor nor incur outside professional fees except with the prior written approval of the Company which will not be unreasonably withheld or delayed. DCMSF will only involve external advisors (other than legal counsel(s),

technical advisors and insurance advisor) during the advisory phase if a further independent opinion becomes necessary, or if the involvement of such advisor at an early phase would accelerate the Project's schedule.

COMMENCEMENT AND TERMINATION OF ENGAGEMENT

Unless extended pursuant to the mutual written agreement of the parties hereto, DCMSF's engagement hereunder shall run from the date of execution of this Letter of Engagement and shall terminate on the earlier of finalisation of Project funding and the date which is nine (9) calendar months from the date of this Letter of Engagement. In case the Company requests an extension, the parties shall negotiate on good faith in order to reach a mutually acceptable agreement.

If the Engagement is terminated by the Company without cause and the Company successfully completes a Financing for the Project, then DCMSF shall be entitled to the Success Fee at the time of Financial Close of that transaction. In any case, without prejudice to the previous sentence, the Company may terminate the Engagement with immediate effect in case the Project is not pursued further for whatever reason. DCMSF reserves the right at any time without any liability to the Company to terminate this letter forthwith if the Company commits a material breach of the terms of this letter or fails to accept the advice of DCMSF on a material matter concerning action to be taken in respect of or in relation to the Engagement or DCMSF is not satisfied that it cannot proceed with the Engagement without defaulting on any of its responsibilities under the regulations applying to it.

Any termination of the Engagement will not affect any rights or liabilities that have accrued to, or been incurred by, the Company or DCMSF or any of its Associates (as defined below) and the provisions of the paragraphs headed "Confidentiality" and "Indemnity" of this letter shall remain in full force and effect and will not affect any legal rights or obligations.

INFORMATION

The Company shall make available to DCMSF all relevant information concerning its business and operations as well as any other information relating to the proposed financing prepared by the Company, or any of its other advisors which DCMSF shall reasonably request. DCMSF shall be entitled to rely upon all information supplied to it by the Company or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any of the Company's assets or any such information.

INDEMNITY

In addition to the fees the Company has agreed to pay to DCMSF for the services to be performed under this Letter of Engagement, the Company also agrees to indemnify and hold harmless DCMSF and any of its affiliates, and their respective directors, officers, employees, agents and representatives (together, "**Associates**") against any liability, loss, claim, damage, expense or action in respect thereof directly arising out of DCMSF's engagement hereunder, except to the extent such liability, loss, claim, damage, expense or action in respect thereof results directly and primarily from DCMSF negligence or wilful misconduct.

In the event of any liability arising, DCMSF will endeavour to mitigate its losses and will keep the Company informed of the progress of any legal action against it, consult with the Company about the handling of any legal action and have regard to any reasonable request the Company may make in connection with any such legal action.

PUBLICITY

The Company agrees that, subsequent to achievement of Financial Close contemplated in this Letter of Engagement, DCMSF will have the right to publish advertisements in financial and other newspapers and journals and/or through other media considered appropriate by DCMSF in accordance with all applicable law and at DCMSF's expense describing its services pursuant to this letter, provided that DCMSF shall in advance of publication obtain the consent of the Company for such advertisements, the grant of which consent the Company will not unreasonably withheld or delayed.

CONFIDENTIALITY

Neither you nor we nor any person connected with either of us shall, except as required by law or by any regulatory authority, disclose to any other person any confidential information or documents relating to the other.

You also accept that any advice which we give you will be confidential to you and solely for your benefit. It may not (in the absence of any legal or regulatory obligation to do so) be disclosed to any other person without our prior consent (which will not be unreasonably withheld), nor relied on by any other person. Notwithstanding the foregoing, our advice may be provided to any new shareholder in the Company prior to Financial Close and may be relied upon by such new shareholder. No reference to us or to our advice is to be made in any publication made by you or on your behalf without our prior consent.

Except as required by any applicable law or regulation, DCMSF agrees not to disclose to any person any Confidential Information (as herein defined) which is provided to DCMSF or its Associates without the Company's express consent, except that the Company acknowledges and agrees that DCMSF may be required to disclose information and deliver documents relating to the Company, or in connection with the services provided by DCMSF or its Associates to the Company, to governmental or regulatory agencies and authorities based on mandatory laws and regulations and the Company expressly authorizes any such disclosure or delivery. DMCS will, unless prohibited from doing so, give the Company prior notice of any such requirement.

For the purpose of this letter Confidential Information means all information or data disclosed by the Company or any of its advisors to DCMSF, which would appear to a reasonable person to be confidential or is accompanied by a written statement that the same is confidential or proprietary, excluding all such information which is in or enters the public domain otherwise than as a result of a breach by DCMSF of the above terms.

It is understood that all documents that are definitively delivered by DCMSF to the Company in connection with the Engagement will be under the property and responsibility of the Company.

CORRESPONDENCE AND PAPERS

All correspondence and papers in our possession or control relating to any services provided to you or the subject matter of such services shall be our sole property, save the provision of the last paragraph of the Confidentiality section of this letter.

Notices to DCMSF hereunder shall be sent to it at 84 Grosvenor Street, London, W1K 3JZ and marked for the attention of Chris Worcester or to such other address and/or for the attention of such other person as DCMSF may from time to time notify the Company.

MISCELLANEOUS

By signing this letter, the Company also agrees to be bound by the terms and conditions set out in the appendix to this letter, which forms part of this letter and which will have the same force and effect as if set out in this letter. Any reference to this letter shall include such terms and conditions. If there is any inconsistency between the terms of this letter and the appendix, the terms of this letter will prevail.

In respect of the Engagement, we have classed the Company in accordance with the Rules of the Financial Services Authority as an intermediate customer.

APPLICABLE LAW AND JURISDICTION

Irrespective of the place of performance of our services, our relationship and, in particular, these terms and conditions shall be governed by and construed in accordance with English law. Nothing in the terms of our Engagement shall exclude or prejudicially affect any indemnity or contribution right to which we would otherwise be entitled pursuant to English law.

It is agreed that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the provision of services referred to in this Letter of Engagement and both you and we irrevocably waive any objection to any suit, action or proceeding ("**Proceedings**") in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter.

Yours sincerely,

C. Barest

....
For and on behalf of
DCM Structured Finance Limited

Acknowledged and agreed to by the undersigned this 4TH day of ~~September~~ OCTOBER, 2007

....
For and on behalf of
Searchlight Minerals Corp.